UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): April 24, 2013

Midas Medici Group Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52621	37-1532843
(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

445 Park Avenue, 20th Floor, New York, New York 10222

Registrant’s telephone number, including area code (212) 792-0920

Copies to:
Thomas Rose, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

           On April 24, 2013, Cimcorp Comércio Internacional E Informática S.A. (“Cimcorp”), a wholly owned subsidiary of Midas Medici Group Holdings, Inc. (the “Company”) entered into a Memorandum of Understanding and Term of Commitment for the Acquisition of Shares (the “Agreement”) with an investment company (the “Investor”) and a third party (the “Agent”). The Agreement provides for the purchase by the Investor of up to a 40% ownership interest in Cimcorp (the “Ownership Interest”) for up to R$35 million. During the 150 days after the date of the Agreement, the Agent will provide to Cimcorp certain real estate which Cimcorp may sell, pledge or use as collateral to obtain the purchase price for the Ownership Interest. The Agreement further provides the Investor with certain rights including the right to designate such person to serve as CFO of Cimcorp if the Investor owns at least 23% of the outstanding shares of Cimcorp; the right to receive certain documents as may be requested by the Investor; and the right to appoint a director to Cimcorp’s Board of Directors. The Agreement provides for the payment to Agent of a fee of 10% of the funds raised from the real estate. The Agreement becomes void if no funding is received by Cimcorp through the real estate in the 150 days after the date of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midas Medici Group Holdings, Inc.

Date: May 9, 2013                                                      By:     /s/ Frank Asante-Kissi
Frank Asante Kissi
Chief Administrative Officer